ST. JUDE MEDICAL, INC. AND SUBSIDIARIES
                         YEAR ENDED DECEMBER 31, 1994

                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                                                 Year Ended December 31
                                                           1994            1993            1992
PRIMARY
 Average shares outstanding                           46,467,325      46,963,158      47,521,510
 Net effect of dilutive stock options, based on the
  treasury stock method using average market price       311,929         259,195         409,525

   TOTAL                                              46,779,254      47,222,353      47,931,035

 Net Income                                          $79,234,001    $109,643,072    $101,658,327

 Earnings Per Share                                        $1.69           $2.32           $2.12

FULLY DILUTED
 Average shares outstanding                           46,467,325      46,963,158      47,521,510
 Net effect of dilutive stock options, based on the
  treasury stock method using year-end market price,
  if higher than average market price                    543,085         278,523         424,167

   TOTAL                                              47,010,410      47,241,681      47,945,677

 Net Income                                          $79,234,001    $109,643,072    $101,658,327

 Earnings Per Share                                        $1.69           $2.32           $2.12
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